Exhibit 10.1

August 2, 2006

Dear Brian:

I am pleased that you have accepted our offer to serve as Chief Financial Officer and Treasurer for Terabeam, Inc. In that position, you will also serve as Chief Financial Officer and Treasurer of Terabeam’s subsidiary Proxim Wireless Corporation and selected other subsidiaries from time to time. You will initially report to the Chief Executive Officer of Terabeam. Your primary work location will be Terabeam’s headquarters in San Jose, California but you may be expected to travel from time to time due to your job responsibilities.

Your compensation package will consist of a base starting salary of $200,000 annually to be paid bi-weekly, less deductions authorized or required by law. You will be eligible for enrollment in our benefit programs as well as participation in an executive bonus program. Your target bonus will be $50,000 annually.

A recommendation will be made to the Board of Directors of Terabeam that you be granted an option to purchase an additional 25,000 shares of Terabeam's common stock.  The exercise price will be set on the date the option grant is approved.  Any award will be subject to all the terms and conditions of Terabeam's applicable Stock Plan and the stock option agreement given to you.

Terabeam offers a co-paid health, dental, and visual medical coverage plan for you and your family members, if applicable, as well as other benefits such as vacation, holiday pay, 401(k), all of which are outlined in our Employee Handbook. A Human Resources representative will be contacting you about enrollment in such program.

As an employee of Terabeam, you will have access to certain company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of Terabeam. Thus, to protect the interests of Terabeam, as a condition to your employment, you will be required to sign our standard employee agreement for confidential and proprietary information and intellectual property. This agreement must be signed without modification (“as is”). If desired, a copy is available for review prior to signing your offer letter. You also will be subject to the other policies and procedures of Terabeam applicable to its other employees as in effect from time to time. For example, you will have to provide employment eligibility verification and your employment may require drug testing some time in the future.

Your employment with Terabeam is “at will.” It is for no specified period and may be terminated by you or Terabeam at any time, with or without cause or advance notice. Further, Terabeam may change your compensation, duties, assignments, responsibilities, or location of your position at any time to adjust to the changing needs of our dynamic company.

Offer to: Brian Sereda
August 2, 2006

Terabeam may provide you with one or more types of equipment to help you perform your duties for the company, including, but not limited to, computers, cellular telephones, and wireless messaging devices. Please understand that it is your obligation to take proper care of all such equipment during your employment and to return such equipment to Terabeam in good working order immediately upon the termination of your employment with Terabeam for any reason.

This letter agreement and the other agreements referred to above constitute the entire agreement between you and Terabeam or Proxim regarding the terms and conditions of your employment with Terabeam or Proxim, and these agreements supersede all prior negotiations, representations, or agreements, whether written or verbal, between you and any other party, if any. This agreement cannot be modified or amended except by a document signed by the CEO of Terabeam.

We are very excited that you have accepted our offer of employment and look forward to a long and prosperous relationship. I have no doubt that your experience, skill and professionalism will mutually benefit both you and Terabeam. Please sign in the space below to formalize your acceptance and return this letter to Human Resources by hand or via fax at (408) 392-4264. I look forward to hearing from you as soon as possible.

Sincerely,

/s/ Robert E. Fitzgerald

Robert E. Fitzgerald
Chief Executive Officer

I agree to and accept employment with Terabeam, Inc. on the terms and conditions set forth in this letter.

/s/ Brian J. Sereda	August 2, 2006
Name: Brian J. Sereda	Start Date